Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements (Nos. 333-172866, 333-151437) on Form S-8 and Registration Statement (No. 333-173703) on Form S-3 of our reports dated February 27, 2012, relating to the financial statements of LPL Investment Holdings Inc. and subsidiaries, and the effectiveness of LPL Investment Holdings Inc. and subsidiaries’ internal control over financial reporting, appearing in the Annual Report on Form 10-K of LPL Investment Holdings Inc. for the year ended December 31, 2011.

/s/ Deloitte & Touche LLP

Costa Mesa, California

April 30, 2012